                                                                   Exhibit 10.54

                              COAL SUPPLY AGREEMENT

     This is a coal supply agreement (this "AGREEMENT") dated effective as of January 1, 2002, by and between LOUISVILLE GAS AND ELECTRIC COMPANY (hereinafter referred as "BUYER"), a Kentucky corporation, with an address at 220 West Main Street, Louisville, Kentucky 40202, and HOPKINS COUNTY COAL, LLC (hereinafter referred as "SELLER"), a Delaware limited liability company, having an address of 1717 South Boulder Avenue, Tulsa, Oklahoma 74119-4886 ("Seller"), and ALLIANCE COAL SALES, a division of Alliance Coal, LLC (hereinafter referred as "Seller's Agent") having an address of 1717 South Boulder Avenue, Tulsa, Oklahoma 7419-4886. (Buyer and Seller are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".)

                                    RECITALS:

     A. Buyer is the owner of the Cane Run Generating Station and the Mill Creek Generating Station, both of which are located in Jefferson County, Kentucky.

     B. Seller is a coal mining company with mines located in Hopkins County Kentucky.

     C. Seller is an affiliate company and subsidiary of Alliance Coal, LLC.

     D. Seller has appointed Alliance Coal Sales, a division of Alliance Coal, LLC, as Seller's agent for administration of this Agreement ("SELLER'S AGENT").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

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                                                              CONTRACT #LGE02014

     SECTION 1. GENERAL; CONDITIONS SUBSEQUENT TO IMPACTING THIS AGREEMENT.

     Section 1.1 Seller agrees to sell to Buyer and Buyer agrees to buy from Seller steam coal subject to the terms and conditions set forth herein.

     Section 1.2 The parties hereto acknowledge the fact that Seller's Agent is a party to this Agreement for the limited purpose of agreeing to administer certain functions under this Agreement on Seller's behalf. If, during the Term of this Agreement, Seller's Agent holds itself out to Buyer as having the authority to act or make decisions on Seller's behalf, Buyer is entitled to rely on such representations without need for further inquiry, and Seller indemnifies and holds Buyer harmless with regard to such reliance. Hereinafter, all references to "Seller" in this Agreement may refer to either Seller or Seller's Agent as Seller's representative; provided, however, all obligations of the Seller herein shall be Seller's full and sole obligation, regardless of whether Seller's Agent is performing any duties with regard to such obligation.

     Section 1.3 Notwithstanding any other provisions contained herein to the contrary, this Agreement, and the terms and conditions hereof, shall be subordinate to those contained in that certain Coal Synfuel Supply Agreement if and when such Coal Synfuel Supply Agreement is executed (contemplated to be effective as of January 1, 2002) by and between Buyer and Synfuel Solutions Operating, LLC ("Coal Synfuel Agreement"). Specifically, the parties hereto accept and acknowledge that the obligations for Seller to sell and deliver and Buyer to accept and pay for coal delivered herein shall apply only in the following events (the "Coal Delivery Obligation"): (a) there is a positive difference between the Base Quantity hereunder and the Contract Quantity of coal synfuel to be delivered to Buyer under the Coal Synfuel Agreement, as it may be adjusted and as determined on a monthly basis; and (b) if, for any reason, there occurs a reduction in quantity, termination or suspension of deliveries of coal synfuel under the Coal

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                                                              CONTRACT #LGE02014

Synfuel Agreement, then Seller shall deliver the differential in coal. If, because of any of the aforementioned conditions, deliveries of the base quantity of coal set forth in Section 3.1 shall be made, the base quantities of coal to be delivered hereunder shall be reduced by the amount of coal synfuel deliveries made during the applicable time period under the Coal Synfuel Agreement. In the event the Coal Synfuel Agreement is terminated, deliveries of the quantities of coal set forth under Section 3.1 shall continue through the remaining term hereof. In the event the Coal Synfuel Agreement is not executed, references to the Coal Synfuel Agreement herein shall be inapplicable, Seller shall deliver the quantities of coal set forth under Section 3.1 throughout the term hereof and the pricing set forth under Section 8 shall be increased by $.05/MMBtu. If the Coal Synfuel Agreement is executed, the quantities of coal set forth under
Section 3.1 shall be reduced by the quantity of coal synfuel delivered under the Coal Synfuel Agreement up through the termination date of the Coal Synfuel Agreement.

     Notwithstanding the immediate preceding paragraph, if the Coal Synfuel Agreement is executed, for each of the years 2002 and 2003, Buyer shall have the right to substitute coal from Seller for coal synfuel under the Coal Synfuel Agreement in amounts up to 300,000 tons of coal per year delivered as promptly after notification as possible. The coal price for the first 100,000 tons shall be the applicable Base Price set forth in Section 8.1 and the coal price for any tons above 100,000 tons up to the 300,000 ton annual limit shall be the applicable Base Price set forth in Section 8.1 plus $0.05 per MMBTU, provided Seller promptly ships the coal.

     SECTION 2. TERM. The term of this Agreement shall commence effective as of January 1, 2002, and shall continue through December 31, 2007, subject to the provisions of Section 8.1, and further subject to the continuation of the Coal Synfuel Agreement after year 2003, if such Coal Synfuel Agreement is executed.

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                                                              CONTRACT #LGE02014

     SECTION 3. QUANTITY.

     Section 3.1 BASE QUANTITY. Subject to the terms and conditions set forth in this Agreement, including without limitation the continuation of the Coal Synfuel Agreement after year 2003, if such Coal Synfuel Supply Agreement is executed, and quantity requirements to be negotiated thereunder, which shall constitute tonnage requirements hereunder during each year of the balance of the contract term, Seller shall sell and deliver, or cause to be delivered, and Buyer shall purchase and receive, or cause to be received, the following annual base quantity of coal ("Base Quantity"), as adjusted pursuant to the Coal Delivery Obligation defined in Section 1.3:

                  YEAR               BASE QUANTITY (TONS)
                  ----               --------------------
                  2002                    2,250,000
                  2003                    2,250,000
                  2004                    2,250,000
                  2005                    2,250,000
                  2006                    2,250,000
                  2007                    2,250,000

     SECTION 4. SOURCE.

     Section 4.1 SOURCE. The coal sold hereunder shall be supplied from geological seam Western Kentucky #11, #12, and #9 (surface and underground) in Hopkins County, Kentucky from any of Seller's mines and from the coal mining operations of Warrior Coal, LLC (the "Coal Property"). Seller shall have the right to add to the Coal Property mines developed or purchased by Seller, provided Seller is responsible for any additional transportation costs and provided further the coal meets the quality specifications set forth in Section 6.

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                                                              CONTRACT #LGE02014

     Upon providing prior written notice to Buyer, and after receiving Buyer's written consent, which shall not be unreasonably withheld, Seller may, but shall not be required to, supply coal from other sources which meets the quality specifications set forth in Section 6 ("Substitute Coal"). No consent from Buyer shall be required for Substitute Coal supplied by Seller from the coal mining operations of Webster County Coal, LLC. The cost of such Substitute Coal shall not exceed the delivered cost in cents per million Btu for coal to be supplied from the Coal Property. Seller's right to furnish Substitute Coal shall not affect its right to claim force majeure because of events occurring at the Coal Property mines. In the event Seller is providing Substitute Coal and experiences a force majeure event at the Substitute Coal source, Seller shall supply Buyer with coal from the Coal Property sources.

     All Substitute Coal supplied hereunder shall be supplied pursuant to all the terms and conditions of this Agreement, including, but not limited to, the Quantity provisions of Section 3, the price provisions of Section 8 and the quality specifications of Section 6.

     Section 4.2 ASSURANCE OF OPERATION AND SUPPLY. Seller represents and warrants that Seller shall supply, from the Coal Property coal in quantities and in quality which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses.

     Section 4.3 NON-DIVERSION OF COAL. Seller agrees and warrants that it will not, without

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                                                              CONTRACT #LGE02014

Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the quantity of coal less than the quantity required to be supplied hereunder to Buyer.

     SECTION 5. DELIVERY.

     Section 5.1 DELIVERY SCHEDULE. The coal shall be delivered under mutually agreed to shipping schedules. Both coal synfuel delivered under the Coal Synfuel Agreement and coal delivered under this Agreement shall, in combination, be delivered in approximately ratable monthly quantities, to the extent practicable, taking into account each party's loading and unloading logistics, unexpected constraints in the day-to-day operations, and stockpile management and storage capabilities. Accordingly, each party shall exert all reasonable efforts to accommodate changes in delivery schedules requested by the other party due to such events.

     Section 5.2 RAIL DELIVERY. The coal shall be delivered to Buyer F.O.B. railcar at the Hopkins County rail loading facility near Madisonville, Kentucky on the Paducah and Louisville Railroad (the "Delivery Point"). Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer's generating stations. Buyer shall retain any resulting savings in such transportation costs. Buyer may request to change the Delivery Point to F.O.B. truck. Upon Buyer's notification to Seller of its desire to change the Delivery Point, Buyer and Seller shall mutually agree in writing upon the change(s) and the time frame wherein such changes will take place. Buyer shall be responsible for payment of any transportation cost increases as a result of Buyer's selection to change the Delivery Point.

     Section 5.3 RAIL OR TRUCK DELIVERY. If the coal is delivered F.O.B. railcar or F.O.B. truck, then title to and risk of loss respecting the coal will pass to Buyer and the coal will be considered to be delivered when it is loaded into the railcars or trucks at the rail or truck loading facility.

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                                                              CONTRACT #LGE02014

Buyer or its contractor shall furnish suitable railcars or trucks in accordance with a delivery schedule provided by Buyer to Seller. Seller shall be responsible for and pay the cost of repairs for any damages caused by Seller to railcars or trucks owned or leased by Buyer while such railcars or trucks are in Seller's control or custody. Seller shall use reasonable efforts to comply with the applicable provisions of Buyer's rail or truck contractor's tariff. At Buyer's request, Seller shall treat (or have treated) any shipment of Coal hereunder with a freeze conditioning agent approved by Buyer in order to maintain Coal handling characteristics during shipment. If requested by Buyer, Seller shall also treat (or have treated) any railcars specified by Buyer with a side release agent approved by Buyer. The price for each requested chemical treatment shall be an amount equal to Seller's cost of application on a per gallon basis for each application of freeze conditioning agent or side release agent, as the case may be. Seller shall invoice Buyer for all such treatment which occurred in a calendar month by the fifteenth of the following month; and payment shall be mailed by the 25th of such following month or within ten days after receipt of Seller's invoice, whichever is later.

     SECTION 6. QUALITY.

     Section 6.1 SPECIFICATIONS.

     (a) The Coal delivered hereunder shall conform to the following specifications on an "as received" basis:

                                Guaranteed Monthly           Rejection Limits
     Specifications             Weighted Average (1)         (Per Shipment)
--------------------------------------------------------------------------------
     CHLORINE                        max.   0.04             >         0.05
                                           -----                      -----
     FLUORINE                        max.   .006             >         .006
                                           -----                      -----
     NITROGEN                        max.   1.10             >         1.50
                                           -----                      -----

     ASH/SULFUR RATIO                min.  2.5:1             <        2.5:1
                                           -----                      -----
     SIZE (3" x 0"):

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                                                              CONTRACT #LGE02014

          Top size (inches)*         max.  3 x 0             >       3 x 0
                                           -----                     ------
          Fines (% by wgt)
          Passing 1/4" screen        max.     50             >          55
                                           -----                     ------

     % BY WEIGHT:
     VOLATILE                        max.     40             >          41
                                           -----                     ------
     VOLATILE                        min.     35             <          33
                                           -----                     ------
     FIXED CARBON                    max.     48             >          49
                                           -----                     ------
     FIXED CARBON                    min.     44             <          40
                                           -----                     ------
     GRINDABILITY (HGI)              min.     55             <          52
                                           -----                     ------

     BASE ACID RATIO (B/A)                   .39             >         .43
                                           -----                     ------
     SLAGGING FACTOR**               max.    1.6             >         1.9
                                           -----                     ------
     FOULING FACTOR***               max.     .2             >          .3
                                           -----                     ------

     ASH FUSION TEMPERATURE (DEG. F) (ASTM D1857)

     REDUCING ATMOSPHERE
     Initial Deformation             min.   1940             min.     1900
                                           -----                     ------
     Softening (H=W)                 min.   2035             min.     1975
                                           -----                     ------
     Softening (H=1/2W)              min.   2085             min.     2000
                                           -----                     ------
     Fluid                           min.   2190             min.     2100
                                           -----                     ------

     OXIDIZING ATMOSPHERE
     Initial Deformation             min.   2300             min.     2200
                                           -----                     ------
     Softening (H=W)                 min.   2320             min.     2280
                                           -----                     ------
     Softening (H=1/2W)              min.   2425             min.     2300
                                           -----                     ------
     Fluid                           min.   2490             min.     2375
                                           -----                     ------

     (1) An actual Monthly Weighted Average will be calculated for each specification for Coal delivered to the LG&E generating stations.

     * All the Coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall, on a monthly weighted average basis, not contain more than fifty per cent (50%) by weight of Coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

     **  Slagging Factor (R(s))=(B/A) x (Percent Sulfur by Weight(Dry))

     *** Fouling Factor (R(f))=(B/A) x (Percent Na(2)O by Weight(Dry))

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                                                              CONTRACT #LGE02014

     The Base Acid Ratio (B/A) is herein defined as:
     BASE ACID RATIO (B/A) = (Fe(2)O(3) + CaO + MgO + Na(2)O + K(2)O)
                             ----------------------------------------
                                  (SiO(2) + A1(2)O(3) + TiO(2))

     Note:  As used herein   >   means greater than:
                             <   means less than.

     (b) In addition to the specifications set forth in Section 6.1(a), the coal delivered hereunder designated as Quality 1 shall conform on an "as received" basis to the following specifications:

                                    QUALITY 1

                                     Guaranteed Monthly      Rejection Limits
     Specifications                  Weighted Average (1)    (Per Shipment)
     ---------------                 --------------------    ----------------
     BTU/LB.                         min. 11,250             <       10,800
                                          ------                     ------

     LBS/MMBTU:
     MOISTURE                        max.  11.00             >        12.00
                                          ------                     ------
     ASH                             max.  12.00             >        14.00
                                          ------                     ------
     SULFUR                          max.   3.05             >         3.20
                                          ------                     ------

     (1) An actual Monthly Weighted Average will be calculated for each specification for Coal delivered to the LG&E generating stations.

     (c) In addition to the specifications set forth in Section 6.1(a), the coal delivered hereunder designated as Quality 2 shall conform on an "as received" basis to the following specifications:

                                                    QUALITY 2

                                     Guaranteed Monthly      Rejection Limits
     Specifications                  Weighted Average (1)    (Per Shipment)
     ---------------                 --------------------    ----------------
     BTU/LB.                         min. 11,250             <       10,800
                                          ------                     ------

     LBS/MMBTU:

     MOISTURE                        max.  11.00             >        12.00
                                          ------                     ------
     ASH                             max.  13.50             >        14.00
                                          ------                     ------
     SULFUR                          max.   3.30             >         3.40
                                          ------                     ------

     (1) An actual Monthly Weighted Average will be calculated for each specification for Coal delivered to the LG&E generating stations.

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                                                              CONTRACT #LGE02014

     Section 6.2 NOMINATION OF QUALITY SPECIFICATION. Buyer shall nominate by notice in writing to Seller by the fifteenth of the month preceding the month of delivery, the proportion of such Contract Quality that shall be Quality #1 and the proportion that shall be Quality #2 which proportions shall total 100% of the Contract Quality for such Month. In no event, however, shall Buyer nominate less than 35% or more than 50% of the Contract Quantity as Quality #1, unless the parties otherwise mutually agree.

     Section 6.3 DEFINITION OF "SHIPMENT". As used herein, a "shipment" shall mean one (1) unit trainload of only coal, or a day's loading of trucks of only coal, in accordance with Buyer's sampling and analyzing practices.

     Section 6.4 REJECTION. Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Rejection Limits set forth in Section 6.1 or contains extraneous materials. Buyer must reject such Coal within seventy-two (72) hours of receipt of the coal analysis provided for in
Section 7.2 or such right to reject shall be waived. In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return only coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost and risk. Seller shall replace the rejected coal within five (5) working days from notice of rejection with coal conforming to the Rejection Limits set forth in Section 6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal. Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. The remedies set forth in this Section 6.4 and Section 6.5

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                                                              CONTRACT #LGE02014

shall be Buyer's sole and exclusive remedies for rightfully rejected coal, provided Seller makes good faith efforts to produce coal meeting the quality specifications and other requirements set forth in Section 6.1.

     If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in Section 6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the price shall be adjusted in accordance with Section 8.2 and the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer's sole option. Further for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, the estimated weight of such materials shall be deducted from the weight of that shipment.

     Section 6.5 SUSPENSION AND TERMINATION. If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in
Section 6.1 for any two (2) months in a six (6) month period, or if nine (9) truck shipments or two (2) rail shipments are rejectable in any 30 day period, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into trucks and/or railcars. Seller shall, within 10 days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages and that the source will exceed the rejection limits. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 10 day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension

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                                                              CONTRACT #LGE02014

may be made up at Buyer's sole option. Buyer shall not unreasonably withhold its acceptance of Seller's assurances or delay the resumption of shipments. If Seller, after such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if two
(2) truck shipments or 1 rail shipment are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller's breach.

     SECTION 7. WEIGHTS, SAMPLING AND ANALYSIS.

     Section 7.1 WEIGHTS. The weight of the coal delivered hereunder shall be determined by Buyer on a per Shipment basis, on the basis of scale weights at the generating station(s), unless another method is mutually agreed upon by the parties. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be inaccurate over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined. Buyer shall send to Seller's Agent, by telecopier or electronic data transmittal, a listing of the daily shipment weights within two (2) business days after Buyer's determination of such weights.

     Section 7.2 SAMPLING AND ANALYSIS. The Seller has sole responsibility for quality control of only coal and shall forward its loading quality to Buyer within two business days after loading. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer on a per Shipment basis, as defined hereinabove, and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. Buyer shall send to

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                                                              CONTRACT #LGE02014

Seller by telecopier or electronic data transmittal a copy of the analysis within five (5) business days after sampling the applicable shipment. All analyses shall be made in Buyer's laboratory at Buyer's expense in accordance with ASTM standards where applicable, or industry-accepted standards. Samples for analyses shall be taken in accordance with such standards for sampling, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Buyer shall notify Seller in writing of any significant changes in Buyer's sampling and analysis practices within five (5) days after any such change. Any such changes in Buyer's sampling and analysis practices shall, except for ASTM or industry-accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agreed upon.

     Each sample taken by Buyer shall be divided into 4 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Buyer; one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one part shall be retained by Buyer until the 25th of the month following the month of unloading (the "Disposal Date") and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part ("Referee Sample") shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the 12th business day of the month following the month of unloading. Seller, on reasonable notice to Buyer, shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer's analysis shall be used to determine the quality of the Coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

     If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer

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                                                              CONTRACT #LGE02014

shall be submitted for analysis to an independent commercial testing laboratory ("Independent Lab") mutually chosen by Buyer and Seller. For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer's analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

     (i)   0.50% moisture
     (ii)  0.50% ash on a dry basis
     (iii) 100 Btu/lb. on a dry basis
     (iv)  0.10% sulfur on a dry basis

For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer's analysis shall be disregarded.

     The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer's analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

     SECTION 8. PRICE.

     Section 8.1 BASE PRICE. The base price ("Base Price") of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered as defined in Section 5 in accordance with the following schedule:

                  BASE PRICE - QUALITY 1               BASE PRICE - QUALITY 2
                      F.O.B. RAILCAR                       F.O.B. RAILCAR
YEAR                  ($ PER MMBTU)                         ($ PER MMBTU)
----                  -------------                         -------------
2002                     $1.060                                $1.030

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                                                              CONTRACT #LGE02014

2003                     $1.060                                $1.030
2004                       *                                     *
2005                       *                                     *
2006                       *                                     *
2007                       *                                     *

     * The continuation of the term of this Agreement after year 2003 is subject to the continuation of the term of the Coal Synfuel Agreement.

The Base Price and all other terms and conditions shall be adjusted based on the new base price established for coal synfuel under the Coal Synfuel Agreement to become effective during the years 2004 and 2005. During year 2004 and thereafter, the Base Price hereunder shall be the price of the coal synfuel plus $.05/MMBtu. If the parties under the Coal Synfuel Agreement do not reach agreement on or before the deadline set forth under the Coal Synfuel Agreement, then this Agreement will terminate as of December 31, 2003 without liability due to such termination for either party, and the parties shall have no further obligations hereunder except those incurred prior to the date of termination. If the Coal Synfuel Agreement is not executed, either party hereto may reopen negotiations regarding price and any other terms and conditions by forwarding notice to the other party on or before July 1, 2003, for prices to be effective during the period January 1, 2004 - December 31, 2005. The parties then shall attempt to negotiate an agreement on new prices and/or other terms and conditions between July 1, 2003 and July 31, 2003. If the parties do not reach an agreement by August 1, 2003, then this Agreement will terminate as of December 31, 2003 without liability due to such termination for either party, and the parties shall have no further obligations hereunder except those incurred prior to the date of termination.

* Provided this Agreement has been extended through 2005 as provided for in the preceding

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                                                              CONTRACT #LGE02014

paragraphs, the same process will apply to a new Base Price for years 2006 and 2007. The price and terms and conditions review provisions set forth above shall not be interpreted as a Right of First Refusal or exclusive supply agreement.

     Section 8.2 QUALITY PRICE DISCOUNTS.

     (a) The Base Price is based on Coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in Section 6.1. Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in Section 6.1, as determined pursuant to Section 7.2, subject to the provisions set forth below. The discount values used are as follows:

                           MONTHLY DISCOUNT VALUES

                                      $/MMBTU
                           BTU/LB.    0.2604

                                      $/LB./MMBTU
                           SULFUR     0.1232
                           ASH        0.0083
                           MOISTURE   0.0016

     (b) Notwithstanding the foregoing, for each specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. However, if the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit A attached hereto.

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                                                              CONTRACT #LGE02014

                                    QUALITY 1

                     Guaranteed
                     Monthly
                     Weighted Average     Discount Point
                     ----------------     --------------
BTU/LB               Min.  11,250             11,000

LB/MMBTU:
ASH                  Max.   12.00              12.50
MOISTURE             Max.   11.00              11.25
SULFUR               Max.    3.05               3.20

                                    QUALITY 2

                     Guaranteed
                     Monthly
                     Weighted Average     Discount Point
                     ----------------     --------------
BTU/LB                Min. 11,250             11,000

LB/MMBTU:
ASH                   Max.  13.50              13.50
MOISTURE              Max.  11.00              11.25
SULFUR                Max.   3.30               3.40

     For example, if the actual Monthly Weighted Average of ash for Quality 1 equals 12.75 lb/MMBTU, then the applicable discount would be (12.75 lb. -
12.00 lb.) x $.0083/lb/MMBTU = $.00623/MMBTU.

     Section 8.3 PRICE ADJUSTMENT FOR CHANGES IN GOVERNMENTAL IMPOSITIONS. (a) When used herein the term "GOVERNMENTAL IMPOSITION" means all reasonable direct costs of compliance with all applicable new or revised federal, state and local laws and regulations as they are interpreted or enacted or revised and enforced after November 15, 2001, and during the Term hereof with respect to coal (excluding any non-compliance existing as of November 15, 2001, financing

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                                                              CONTRACT #LGE02014

costs, income tax or property tax related costs, penalties, interest, fines, costs of arbitration, mediation, litigation, or any other type of dispute resolution through all stages of appeal, payment of judgments against Seller or Seller's affiliates) or on instruments or documents evidencing the same or on the proceeds thereof (excluding financing documents), and any law, governmental order, rule, ordinance, regulation, stipulation, decree, or other governmental requirement of any kind, or interpretation thereof, which pertains to coal mining practices, health and safety of miners (excluding wages, benefits and retirement), and air and water quality standards, provided (a) such Governmental Impositions are imposed against the coal mining industry either on a regional, state or national basis; (b) Seller does not seek to allocate such costs to Buyer until the cumulative effect is a minimum of ten cents per ton); and (c) Seller notifies Buyer in writing of the obligation or potential obligation to comply with such laws within fifteen (15) days of the time Seller becomes aware of such laws, setting forth the specific law or regulation and the anticipated or actual financial impact on Buyer's purchase of coal hereunder, and the anticipated or actual effective date. Additionally, the applicable Base Price hereunder shall be increased only if the price adjustment is allocated evenly to all coal produced by Seller or to all coal that is produced from the Coal Property, so that Buyer is allocated only its proportionate share of such Governmental Imposition, and the Base Price shall be decreased for any savings resulting from changes in such Governmental Imposition. If the Base Price is increased due to Governmental Impositions more than $1.00 per ton on a cumulative basis during the Term, Buyer may terminate this Agreement upon not less than thirty (30) days' written notice to Seller. Alternatively, Seller may agree, by forwarding written notice to Buyer within ten (10) days after receiving Buyer's notice of termination, to limit the cumulative Base Price increase to $1.00 per ton above the Base Price, and this Agreement shall remain in full force and effect. If the Base Price is decreased due to Governmental Impositions more than $1.00 per ton on a cumulative basis during the Term,

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                                                              CONTRACT #LGE02014

Seller may terminate this Agreement upon not less than thirty (30) days' written notice to Buyer. Alternatively, Buyer may agree, by forwarding written notice to Seller within ten (10) days after receiving Seller's notice of termination, to limit the cumulative Base Price decrease to $1.00 per ton below the Base Price, and this Agreement shall remain in full force and effect.

     Notwithstanding any other provisions of this Section, there shall be no price adjustment under this Section as a result of any noncompliance as of November 15, 2001 with any Governmental Imposition currently existing or hereafter enacted, or for any penalties or interest imposed. Additionally, the applicable Base Price hereunder shall be increased only if the price adjustment is allocated evenly to all coal that is produced from the Sources, so that Buyer is allocated only its proportionate share of such Governmental Imposition.

     (b) If, as and when any changes in a Governmental Imposition occurring after November 1, 2001 affect the applicable Base Price or the costs of the coal produced from the Hopkins County Mines or other source mines used to produce the coal sold hereunder, the applicable Base Price shall be adjusted (increased or decreased) in the same amount that the actual cost per ton of producing, mining, removing, preparing, loading, and selling the coal and/or coal supplied to Buyer pursuant to this Agreement is increased or decreased as a result of compliance in a reasonably cost effective manner with the Governmental Imposition.

     (c) Seller shall promptly notify Buyer in writing of the amount and effective date of any adjustment to the applicable Base Price pursuant to the provisions of this Section and shall furnish Buyer in writing of the amount and effective date of any adjustment to the applicable Base Price pursuant to the provisions of this Section and shall furnish Buyer with accurate and detailed computations and data reasonably necessary to substantiate such adjustment. Buyer shall have the right to inspect all books and records of Seller pertaining to the right to receive an applicable Base Price decrease or increase. If Buyer disputes such adjustment, Buyer shall so

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                                                              CONTRACT #LGE02014

notify Seller within sixty (60) days after receipt of such adjustment. Buyer shall so notify Seller within sixty (60) days after receipt of such notice and computations, or such adjustment shall be deemed conclusively correct. It is Seller's obligation to ensure that Base Price decreases are timely given to Buyer.

     Section 8.4 PRICE ADJUSTMENT DUE TO BUYER'S WRONGFUL TERMINATION OF COAL SYNFUEL AGREEMENT. Effective at such time, if any, that Buyer wrongfully terminates the Coal Synfuel Agreement, the then existing Base Price for Quality 1 and Quality 2, as they may be adjusted pursuant to Section 8.3, shall each be increased by $0.05/MMBtu, with such increase to remain to remain in effect through the remaining term of this Agreement.

     Section 8.5 Other PRICE ADJUSTMENT. If (a) the Feedstock Coal Supply Agreement between Hopkins County Coal and the coal synfuel supplier under the Coal Synfuel Agreement terminates for any reason, or if (b) Buyer terminates the Coal Synfuel Agreement for failure to conform to quality specifications as set forth in the Coal Synfuel Agreement, Seller will supply coal in place of such Coal Synfuel through the balance of the term at the price that was applicable for such Coal Synfuel under the Coal Synfuel Agreement.

     Section 8.5 PAYMENT CALCULATION Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller's coal was unloaded by Buyer. If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

     SECTION 9. INVOICES, BILLING AND PAYMENT.

     Section 9.1 INVOICING: Invoices for coal will be sent by Seller's Agent to Buyer at the following address:

              Louisville Gas and Electric Company
              220 West Main Street

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                                                              CONTRACT #LGE02014

              Louisville, KY 40202
              Attention:  Manager - LG&E/KU Fuels

     Section 9.2 INVOICE PROCEDURES FOR COAL SHIPMENTS. Seller's Agent shall invoice Buyer at the Base Price, minus any quality price discounts, for all coal unloaded in a calendar month by the fifteenth (15th) of the following month.

     Section 9.3 PAYMENT PROCEDURES FOR COAL SHIPMENTS. For all coal delivered pursuant to Section 5 hereof, and unloaded at Buyer's generating stations between the first (1st) and fifteenth (15th) days of any calendar month, Buyer shall make preliminary payment to Seller for seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet the guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of delivery and unloading, except that, if the 25th is not a regular business day, payment shall be made on the next business day. For all coal delivered, as defined in Section 5 hereof, and unloaded at Buyer's generating stations between the sixteenth (16th) and the last day of any calendar month, Buyer shall make a preliminary payment to Seller for seventy-five (75%) of the delivered and unloaded coal by the tenth (10th) day of the month following the month of delivery and unloading, except that, if the 10th is not a business day, payment shall be made on the next business day.

     Preliminary payment to Seller shall be in the amount of seventy-five percent (75%) of the then current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb. and the then current Base Price in cents per MMBTU.

     A reconciliation of amounts paid and amounts owed shall occur on the twenty-fifth (25th) day of the month following the month of delivery and unloading. (For example, Buyer will make one initial payment on September 25 for seventy-five percent of coal delivered and unloaded September 1 through 15, and another initial payment on October 10 for seventy-five percent of

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                                                              CONTRACT #LGE02014

coal delivered and unloaded September 16 through 30. A reconciliation will occur on October 25 for all deliveries and unloadings made in September.) The reconciliation shall be made as follows: Seller's Agent shall invoice Buyer on or before the 15th day of the month following the month of delivery and unloading. The amount due for all coal (based on the Base Price, including adjustment for BTU variations from the guaranteed monthly weighted average, minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month. The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of delivery and unloading, except, that, if the 25th is not a business day, payment shall be made on the next business day.

     In the event Seller notifies Buyer that a pattern has developed whereby payments are not being paid when due, as set forth herein, Buyer shall review its internal approval and payment procedures and remedy such payment practices, if any develop.

     Section 9.4 WITHHOLDING. Buyer shall have the right to withhold from payment of any billing or billings any sums which it is not able in good faith to verify or which it otherwise in good faith disputes. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold. Should any bona fide dispute involving the amounts payable hereunder extend to only a portion of any amount claimed due hereunder, the undisputed portion shall be paid as and when due. If any amount disputed by Buyer is determined to be due to Seller (whether by agreement of the Parties or final determination by a court of competent jurisdiction), it shall be paid within five business days of such determination, along with interest accrued at the Interest Rate from the original due date until the date paid. As

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                                                              CONTRACT #LGE02014

used herein, the term "INTEREST RATE" shall mean, for any date, the lesser of
(i) the Prime Rate plus 2%, and (ii) eighteen percent, but in any event, no more than the highest rate permitted by applicable Law. The term "PRIME RATE" shall mean the rate of interested quoted by Citibank, N.A., New York branch, from time to time as its "prime" or "base" lending rate.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

     SECTION 10. FORCE MAJEURE.

     Section 10.1 GENERAL FORCE MAJEURE. If either Buyer or Seller is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to (i) acts of God, (ii) war, (iii) riots, (iv) civil insurrection, (v) acts of the public enemy, (vi) strikes, (vii) lockouts,
(viii) fires, (ix) floods, (x) earthquakes, (xi) explosions, (xii) mine accidents that are solely responsible for delaying or preventing performance of Seller, (xiii) breakdown of or damage to equipment, plant, transmission systems, or transportation providers that is solely responsible for delaying or preventing the performance of Seller, (xiv) unforeseen adverse geologic conditions which were not detected despite prudent mine planning and mining processes and which are solely responsible for delaying or preventing the performance of Seller, or (xv) the inability to obtain necessary mining permit(s) after applying for such with prudent and reasonable diligence, and such event is beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid

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                                                              CONTRACT #LGE02014

and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event.

     During any period in which Seller's ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller's ability to supply is similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller's ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. If any of the events listed above affects Seller's ability to produce or obtain coal from affiliate mine operations and/or substitute coal sources which are supplying coal hereunder, such events shall be considered a force majeure event hereunder.

     If tonnage deficiencies result from Seller's declared force majeure event, such deficiencies shall be made up at Buyer's sole option on a mutually agreed-upon schedule. Tonnage deficiencies resulting from Buyer's declared force majeure event shall be made up at Seller's sole option on a mutually agreed-upon schedule. If a force majeure event for Seller continues or is reasonably anticipated to continue for sixty (60) days or longer, Buyer may, upon written notice to Seller, terminate this Agreement.

     Section 10.2 ENVIRONMENTAL LAW FORCE MAJEURE. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt or reinterpret environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality

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                                                              CONTRACT #LGE02014

coal which thereafter would be delivered hereunder. If as a result of the adoption or reinterpretation of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the preparation of the coal and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

     SECTION 11. NOTICES.

     Section 11.1 FORM AND PLACE OF NOTICE. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

     If to Buyer:       Louisville Gas and Electric Company
                        220 West Main Street
                        Louisville, Kentucky 40202
                        Attn.: Director Corporate Fuels and By Products

     If to Seller:      Hopkins County Coal, LLC
                        1717 South Boulder Avenue

                                                              CONTRACT #LGE02014

                        Tulsa, Oklahoma 74119
                        Attn: Brad F. Shellenberger
                        General Manager-Contract Administration

                        With Copy To:
                        Alliance Coal Sales
                        771 Corporate Drive, Suite 1000
                        Lexington, Kentucky 40503
                        Attn: James E. Plaisted
                        Sales Manager, Central Region

     Section 1.2 CHANGE OF PERSON OR ADDRESS. Either party may change the person or address specified above upon giving written notice to the other party of such change.

     SECTION 12. RIGHT TO RESELL. Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement.

     SECTION 13. INDEMNITY AND INSURANCE.

     Section 13.1 INDEMNITY. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (excluding inside and outside attorney's fees) (i) relating to the trucks or railcars provided by Buyer or Buyer's contractor while such trucks or railcars are in the care and custody of the loading facility, (ii) due to any failure of Seller to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

     Buyer agrees to indemnify and save harmless Seller, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (excluding inside and outside

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                                                              CONTRACT #LGE02014

attorney's fees) (i) due to acts or omissions of Buyer or Buyer's contractors relating to the trucks or railcars provided by Buyer or Buyer's contractors to Seller at the loading facility, (ii) due to any failure of Buyer to comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Buyer in the performance of this Agreement.

     Section 13.2 INSURANCE. Seller agrees to carry, or caused to be carried, insurance coverage, or provide acceptable proof of self-insurance with minimum limits as follows:

          (1) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

          (2) Automobile General Liability, $1,000,000 single limit liability.

          (3) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

          (4) Workers' Compensation and Employer's Liability with statutory limits.

     If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to Buyer and signed by Seller's insurer shall be supplied by Seller to Buyer evidencing that the above insurance is in force and that not less than 30 calendar days written notice will be given to Buyer prior to any cancellation or material reduction in coverage under the policies. Seller shall cause its insurer to waive all subrogation rights against Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller's liability shall not be limited to its insurance coverage.

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                                                              CONTRACT #LGE02014

     SECTION 14. TERMINATION FOR DEFAULT.

     If either party hereto commits a material breach of any of its obligations under this Agreement at any time (exception of defaults occurring under Section 6.4 and/or Section 6.5), then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than 30 days after the date of the notice (the "notice period"). If such material breach is curable and the breaching party cures such material breach within the notice period, then this Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period and in addition the parties shall have all other rights and remedies available under this Agreement and at law and in equity.

     SECTION 15. TAXES, DUTIES AND FEES.

     Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

     SECTION 16. DOCUMENTATION AND RIGHT OF AUDIT.

     Buyer and Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter. Either Buyer or Seller shall have the right at their expense, and at no additional expense to the other party, to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for 2 years thereafter.

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                                                              CONTRACT #LGE02014

     SECTION 17. EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR Section 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR
Section 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR Section 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals" set forth in 15 USC Section 637(d)(3); and subcontracting plan requirements set forth in 15 USC Section 637(d).

     SECTION 18. COAL PLANT INSPECTIONS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales sampling systems, wash plant facilities and mining equipment for conformance with this Agreement. Seller shall cooperate with Buyer's request to inspect the Coal Property at no additional cost to Buyer and shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, "Visitors") who inspect the Coal Property. Any such Visitors shall comply with Seller's regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that coal related facilities are inherently high-risk environments. Buyer's failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same

                                       29
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                                                              CONTRACT #LGE02014

shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer's rights hereunder. Buyer and/or its representatives shall provide Seller with prior notice of any request to inspect the Coal Property.

     SECTION 19. MISCELLANEOUS.

     Section 19.1 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

     Section 19.2 HEADINGS. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 19.3 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     Section 19.4 REMEDIES CUMULATIVE. Except as otherwise specifically provided herein, the remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

     Section 19.5 SEVERABILITY. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     Section 19.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     Section 19.7 ASSIGNMENT.

                                       30
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                                                              CONTRACT #LGE02014

     Except as provided hereinbelow, neither Buyer nor Seller may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Non-Assigning Party, which consent shall not be unreasonably withheld, denied, or delayed. No assignment shall be permitted if (a) the Assigning Party is in default of this Agreement; (b) an event has occurred that, after any required notice and cure periods, may become a default of the Assigning Party; or (c) the Assigning Party has declared a force majeure event that is continuing. When considering approval of a proposed assignment, the Non-Assigning Party agrees that it will not seek, as a condition precedent to such approval, to alter the mutual terms of this Agreement.

     In regard to the foregoing, in any assignment of an Assigning Party's rights and obligations hereunder to:

(a) an affiliated or non-affiliated company, the Non-Assigning Party may withhold its consent to the proposed assignment unless the proposed assignee (i) provides the Non-Assigning Party with evidence sufficient to the Non-Assigning Party that the proposed assignee has the financial capability to meet its obligations hereunder; (ii) in the case of Seller's proposed assignment, is a mining company with an established reputation in the industry for providing a reliable supply of coal in the quantity required by this Agreement or, alternatively in the case of Buyer's proposed assignment, is operating an established coal burning electric generating station with an established reputation in the utility industry for providing a reliable supply of electricity; and (iii) enters into an agreement with the Non-Assigning Party identical in all respects (except for the identification of Seller or Buyer and the term, which shall be revised to reflect the then remaining balance of the term hereof) to this Agreement; or

(b) an affiliated company, (i) the Non-Assigning Party shall give its consent to the proposed assignment in the event that the Assigning Party shall agree to continue as a joint

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                                                              CONTRACT #LGE02014

    obligor under the Agreement; and (ii) the proposed assignee enters into an agreement with the Non-Assigning Party identical in all respects (except for the identification of Seller or Buyer and the term, which shall be revised to reflect the then remaining balance of the term hereof) to this Agreement.

          For purposes of this Section, the term "Assigning Party" shall refer to either Buyer or Seller, as the case may be, and the term "Non-Assigning Party" shall refer to either (a) Buyer, if Seller is proposing assignment, or
(b) Seller, if Buyer is proposing assignment.

     No consent is required for a transfer by a party of all or a majority interest in such party or as part of a merger or consolidation involving such party.

     In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

     Buyer acknowledges that Seller's right to engage its subcontractors in performing certain obligations hereunder and Seller's appointment of Alliance Coal Sales, as its agent, shall not be deemed to constitute an assignment of this Agreement.

Section 19.8 LIMITATION OF REMEDIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. ADDITIONALLY, BUYER SHALL NOT BE LIABLE FOR DAMAGES HEREIN UNLESS THE SELLER UNDER THE COAL SYNFUEL AGREEMENT WAIVES ANY RIGHT IT MAY HAVE TO CLAIM DAMAGES AGAINST BUYER FOR THE SAME TRIGGERING EVENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY,

                                                              CONTRACT #LGE02014

WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

     Section 19.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of the executed signature pages by facsimile transaction will constitute effective and binding execution and delivery of this Agreement.

     Section 19.10 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

     Section 19.11 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:                               SELLER:
------                               -------
LOUISVILLE GAS AND ELECTRIC          HOPKINS COUNTY COAL, LLC
COMPANY

By:   /s/ Paul Thompson              By: /s/ Gary J. Rathburn
      ---------------------              ------------------------------------
      Paul Thompson                  Gary J. Rathburn
      SVP - Energy Services          Senior Vice President- Marketing

Date: 12/21/01                       Date:  11/28/01

                                     SELLER'S AGENT:
                                              ALLIANCE COAL SALES,

                                                              CONTRACT #LGE02014

                                     a division of Alliance Coal, LLC

                                     By: /s/ Gary J. Rathburn
                                         --------------------
                                     Gary J. Rathburn
                                     Senior Vice President-Marketing

                                     Date: 11/28/01

                                                              CONTRACT #LGE02014

                                                                       Exhibit A
                                                                     Page 1 of 2

                                    EXHIBIT A
                  SAMPLE COAL PAYMENT CALCULATIONS - QUALITY 1
                   TOTAL EVALUATED COAL COSTS FOR CONTRACT NO.
          For contracts supplied from multiple "origins", each "origin will be calculated individually.

                            SECTION I                                                   BASE DATA
     ----------------------------------------------------------------           -------------------------
1)   Base F.O.B. price per ton:                                                       $ 24.17            /ton
                                                                                -------------------------
1a)  Tons of Coal delivered:                                                                             tons
                                                                                -------------------------
2)   Guaranteed average heat content:                                                  11,250            BTU/LB.
                                                                                -------------------------
2r)  As received monthly avg. heat content:                                                              BTU/LB.
                                                                                -------------------------
2a)  Energy delivered in MMBTU:                                                                          MMBTU
                                                                                -------------------------
[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[(     ) *2,000 lb./ton*(     )]*MMBTU/1,000,000 BTU

2b)  Base F.O.B. price per MMBTU:                                                      $ 1.06            MMBTU
                                                                                -------------------------

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[(     /ton)/(        BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)   Guaranteed monthly avg. max. sulfur                                                 3.05            LBS./MMBTU
                                                                                -------------------------

3r)  As received monthly avg. sulfur                                                                     LBS./MMBTU
                                                                                -------------------------

4)   Guaranteed monthly avg. ash                                                        12.00            LBS./MMBTU
                                                                                -------------------------

4r)  As received monthly avg. ash                                                                        LBS./MMBTU
                                                                                -------------------------

5)   Guaranteed monthly avg. max. moisture                                               11.0            LBS./MMBTU
                                                                                -------------------------

5r)  As received monthly avg. moisture                                                                   LBS./MMBTU
                                                                                -------------------------

                           SECTION II                                                   DISCOUNTS
         -----------------------------------------------------                  -------------------------
     Assign a (-) to all discounts (round to (5) decimal places)
6d)  BTU/LB.:  If line 2r < 11,000 BTU/lb. then:
     {1 - (line 2r) / (line 2)} * $0.2604/MMBTU
     {1 - (    ) / (    )} * $0.2604 =                                                $                  /MMBTU
                                                                                      -------------------
7d)  SULFUR:  If line 3r is greater than 3.20 lbs./MMBTU
     [ (line 3r) - (line 3) ] * 0.1232/lb. Sulfur
     [ (    ) - (    ) ] * 0.1232 =                                                   $                  /MMBTU
                                                                                      -------------------
8d)  ASH: If line 4r is greater than 12.50 lbs./MMBTU
     [ (line 4r) - (line 4) ] * 0.0083/MMBTU
     [ (    ) - (    ) ] * 0.0083 =                                                   $                  /MMBTU
                                                                                      -------------------
9d)  MOISTURE:  If line 5r is greater than 11.25lbs./MMBTU
     [ (line 5r) - (line 5) ] * 0.0016/MMBTU
     [ (    ) - (    ) ] * 0.0016 =                                                   $                  /MMBTU
                                                                                      -------------------

                                                              CONTRACT #LGE02014

                                                                       Exhibit A
                                                                     Page 2 of 2

                                                                                        TOTAL PRICE
                     SECTION III                                                        ADJUSTMENTS
     ---------------------------------------------                                      -----------
     Determine total Discounts as follows:

     Assign a (-) to all discounts (round to (5) decimal places)

     Line 6d:                                                                         $                  /MMBTU
                                                                                        -----------------

     Line 7d                                                                          $                  /MMBTU
                                                                                        -----------------

     Line 8d                                                                          $                  /MMBTU
                                                                                        -----------------

     Line 9d                                                                          $                  /MMBTU
                                                                                        -----------------

10)  Total Discounts (-):

     Algebraic sum of above:                                                          $                  /MMBTU
                                                                                        -----------------

11)  Total evaluated Coal price = (line 2b) + (line 10)

12)  Total discount price adjustment for Energy delivered:
     (line 2a) * (line 10) (-)
     $         /MMBTU           +                                                     $                  /MMBTU = $
      --------                                                                          -----------------          ------------

13)  Total base cost of Coal
     (line 2a) * (line 2b)
     $         /MMBTU           +                                                     $                  /MMBTU = $
      --------                                                                          -----------------           -----------

14)  Total Coal payment for month
     (line 12) + (line 13)
     $         /MMBTU           +                                                     $                         = $
      --------                                                                          -----------------           -----------